Exhibit 10.4

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

The EMPLOYMENT AGREEMENT dated June 27, 2010, by and between Augme Technologies, Inc., a Delaware corporation, with its principal office at 43 W. 24th Street, 11th Floor, New York, NY 10010, (the “Company”) and Paul R. Arena, (“Employee”) is hereby amended as follows with the remaining provisions of the Employment Agreement remaining in full force and effect.

AMENDMENTS:

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto amend the Employment Agreement as follows:

1.	Section 5 (i) shall be replaced to read as follows:

5.  SALARY

As full compensation (“Base Salary”) for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

(i) Base Salary. Employer, (x) during the first-year of the term hereof, shall pay Employee a base salary at the rate of Two-Hundred Seventy Five Thousand Dollars ($275,000) per annum, payable semi-monthly; (y) during the subsequent second and third years of the term, Employer agrees to pay Employee a base salary at the rate of Four-Hundred Twenty Five Thousand Dollars ($425,000) per annum, payable semi-monthly.  If this Agreement is renewed for a subsequent term or terms, base salary shall be increased pursuant to; a) a minimum of Ten-Percent (10%) per year (the “Minimum Increase”); or b) as the Board of Directors shall determine if in excess to the Minimum Increase.  Future salary increases will be subject to mutual agreement in accordance with job performance.

IN WITNESS WHEREOF, this amendment is dated as of the 27th day of June, 2011 and effective as of 8th day of June, 2011.

On Behalf of Employer

By: /s/ Shelly Meyers
Shelly Meyers, Chairwoman

By: /s/ Paul R. Arena
Paul R. Arena, Employee